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                                                                      EXHIBIT II

                        STOCK OPTION PURCHASE AGREEMENT
                        -------------------------------

        This Stock Option Purchase Agreement, dated as of November 20, 1997 (this "Agreement"), is made between and among Charles H. Powers, Walker S. Powers, Rex Huggins and Jane Huggins (collectively the "Sellers," and each individually a "Seller"), High Ridge Capital Partners Limited Partnership, a Delaware limited partnership (the "Fund"), and The Seibels Bruce Group, Inc., a South Carolina corporation (the "Company").


                             W I T N E S S E T H:
                             --------------------

        WHEREAS, pursuant to the terms of a Stock Option Agreement, dated as of January 30, 1996, among the Sellers and the Company (the "Stock Option Agreement") and a Stock Purchase Agreement, dated as of January 29, 1996, among Charles H. Powers, Walker S. Powers and the Company (the "Stock Purchase Agreement"), the Sellers own options (the "Options") to purchase an aggregate of 1,562,500 shares of the common stock, par value $1.00 per share, of the Company (the "Common Stock");

        WHEREAS, one half of the Options expire on December 31, 1998 (the "1998 Options") and one half of the Options expire on December 31, 2000 (the "2000 Options"); and

        WHEREAS, the Sellers propose to sell and assign a portion of such Options to the Fund, the Fund has agreed to purchase such

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portion of such Options, and the Company has consented to such sale and assignment, all in accordance with the terms hereof.

        NOW, THEREFORE, in consideration of the promises, representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers, jointly and severally, and the Fund and the Company hereby agree as follows:

        1.  Sale and Assignment.
            -------------------

        Upon the terms and subject to the conditions contained herein, on the fifth business day following the satisfaction of the conditions set forth in
Section 7 of this Agreement (the "Closing Date"), each of the Sellers shall sell, transfer and assign to the Fund, Options for the purchase of the number of shares of the Common Stock of the Company set forth next to the name of such Seller below in this Section 1, together with all rights and interests attendant to such Options pursuant to the Stock Option Agreement and the Stock Purchase Agreement (other than Sections 6.1 and 7.2 thereof), and the Fund shall pay to each of the Sellers cash in the aggregate amount of $1:

                                     Number of Shares     Number of Shares
          Name                         1998 Options         2000 Options
----------------------------         ----------------     ----------------
Charles H. Powers                         281,250              281,250
Walker S. Powers                           56,250               56,250
Rex Huggins and Jane Huggins               14,062               14,062
                                          -------              -------
                                          351,562              351,562
                                          =======              =======

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        2.  Company' Consent and Acknowledgement.  The Company hereby consents,
            ------------------------------------
pursuant to Section 3.2 of the Stock Option Agreement and Section 6.4(3) of the Stock Purchase Agreement and otherwise, to the sale and transfer of Options by the Sellers to the Fund as provided herein. The Company acknowledges and agrees that as to such Options, the terms of the Stock Option Agreement will continue to apply and shall be enforceable in accordance with their terms by and against the Fund, including without limitation Section 2.4 thereof, which makes applicable to shares of Common Stock purchased through exercise of the Options the provisions of Section 7 of the Stock Purchase Agreement, which provide registration rights with respect to such shares. For purposes of such Section 7, the Fund shall be deemed a Purchaser thereunder and shall have the same rights as other Purchasers with respect to its shares (other than Section 7.2 thereof).

        3.  The Fund's Agreement to be Bound.
            --------------------------------

        The Fund hereby acknowledges and agrees that with respect to the Options purchased hereunder, and any shares of Common Stock acquired through the exercise thereof, it shall be bound by the terms of the Stock Option Agreement, including without limitation Sections 2.6 and 3.2 thereof, which among other things restrict transfers of the Options and shares of Common Stock acquired through the exercise thereof.

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        Without limiting the generality of the foregoing, the Fund hereby acknowledges and agrees it shall be bound by the provisions of Section 5.4 of the Stock Purchase Agreement entitled "Securities Act of 1933" (including Sections 5.4.1 and 5.4.2 thereunder), Section 5.3 of the Stock Purchase Agreement entitled "The Shares", Section 5.4 of the Stock Purchase Agreement entitled "Cooperation with Filings", Section 6.4 of the Stock Purchase Agreement entitled "Restrictions on Resale" and Section 9 of the Stock Purchase Agreement entitled "Indemnification by the Purchasers" of the Stock Purchase Agreement (including Sections 9.1 and 9.2 thereunder) provided, however, that the Fund shall not provide indemnification with respect to the acts or omissions of any other Purchaser.

        4.  Contingent Payment Obligation.
            -----------------------------

        In the event that the Fund should exercise any of the 1998 Options, or transfer, sell or assign any of the 1998 Options to a party other than a party controlled by or under common control with the Fund, the Fund shall, within 10 days after any such transaction, pay in cash to the Sellers, pro rata in proportion to the 1998 Options sold by the respective Sellers hereunder, an amount equal to the product of $2 and the number of shares of Common Stock subject to such 1998 Options exercised, transferred, sold or assigned by the Fund. In the event of any stock dividend, stock split, combination of shares or other similar change with respect to the Common Stock of the Company, the amount payable by the Fund under this Section 4 shall be adjusted accordingly.

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        5.  Representations and Warranties by Sellers.
            -----------------------------------------

        Each Seller jointly and severally represents, warrants and covenants as follows:

        (a) The Sellers have all right, title and interest in and to the Options, subject to no lien, encumbrance or right of any other party.

        (b) The execution, delivery and performance of this Agreement by the Sellers does not conflict with, or constitute a default under, any agreement or instrument to which any Seller is a party or is bound.

        6.  Representations and Warranties by the Fund.
            ------------------------------------------

        The Fund represents and warrants as follows:

        (a) The Fund is acquiring Options hereunder for investment purposes only.

        (b) The execution, delivery and performance of this Agreement by the Fund does not conflict with or constitute a default under any agreement or instrument to which the Fund is a party or is bound.

        (c) The Fund is a limited partnership organized under the laws of the State of Delaware. The execution and delivery of this Agreement, the receipt of the Options and compliance by the Fund with all of the other provisions of this Agreement are within the powers and capacity of the Fund.

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        (d)  Except for a Form 13D under the United States Securities Exchange
Act of 1934, as amended, and Rule 13-d thereunder, and regulatory filings or approvals with certain state Insurance Departments, no approval, consent or authorization of, or declaration or filing with, any governmental or judicial authority is required in connection with the execution and delivery of this Agreement by the Fund or the performance by the Fund hereunder.

        (e) This Agreement has been duly executed by or on behalf of the Fund and is a valid and binding obligation enforceable against the Fund in accordance with its terms, except as enforceability thereof may be limited by the exercise of judicial discretion, the laws of bankruptcy, insolvency, reorganization, moratorium, or other similar laws from time to time in effect relating to or affecting generally the enforcement of creditors' rights, and except as enforcement of remedies may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        7.  Condition to Closing.  The obligations of each party to this
            --------------------
Agreement to consummate the transactions contemplated hereby on the Closing Date are subject to the reasonable satisfaction of each such party that all regulatory filings required to be made prior to the Closing Date, and all consents, approvals, permits and authorizations required to be obtained on or prior to the Closing Date from any governmental authority (including, without

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limitation, the insurance department of any state) in connection with the transactions contemplated herein shall have been made or obtained, without the imposition of any material condition, restriction or required undertaking not expressly set forth in applicable statutes and regulations ("Regulatory Consents").

        8.  Covenant to Use All Commercially Reasonable Efforts to Obtain
            -------------------------------------------------------------
Regulatory Consents.  Sellers, the Fund and the Company shall, as soon as
-------------------
practicable, commence to take all commercially reasonable actions required to obtain as promptly as practicable all Regulatory Consents necessary to authorize, approve or permit the consummation of the transactions contemplated hereby, and Sellers, the Fund and the Company shall cooperate with each other with respect thereto. In addition, upon the terms and subject to the conditions herein provided, Sellers, the Fund and the Company covenant and agree to use all commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to obtain the Regulatory Consents.

        9.  Termination.  This Agreement may be terminated and the transactions
            -----------
contemplated hereby abandoned prior to the Closing Date:

        (a)  at any time by mutual agreement in writing of the parties hereto;
or

        (b) on June 30, 1998 if the Required Consents have not been obtained on or prior to that date, unless the parties hereto shall agree in writing to extend the term of this Agreement.

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        10.  Amendments.  No amendment or modification of this Agreement will be
             ----------
effective unless it is in writing and duly executed by each party to be charged thereunder.

        11.  Counterpart.  This Agreement may be executed in two or more
             -----------
counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                        HIGH RIDGE CAPITAL PARTNERS LIMITED
                                        PARTNERSHIP

                                        By High Ridge Capital LLC


                                    By: /s/ Steven J. Tynan
                                        -----------------------------------
                                        Steven J. Tynan
                                        Principal


                                        THE SELLERS


                                        /s/ Charles H. Powers
                                        -----------------------------------
                                        Charles H. Powers


                                        /s/ Walker S. Powers
                                        -----------------------------------
                                        Walker S. Powers


                                        /s/ Rex Huggins
                                        -----------------------------------
                                        Rex Huggins


                                        /s/ Jane Huggins
                                        -----------------------------------
                                        Jane Huggins


                                        THE SEIBELS BRUCE GROUP, INC.


                                    By: /s/ Ernst N. Csiszar
                                        -----------------------------------
                                        Ernst N. Csiszar
                                        President and Chief Executive Officer